Exhibit 3.11

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CYRUS ONE FOREIGN HOLDINGS LLC”, FILED IN THIS OFFICE ON THE FOURTH DAY OF AUGUST, A.D. 2011, AT 4:20 O’CLOCK P.M.

	Jeffrey W. Bullock, Secretary of State
5020697 8100	AUTHENTICATION:	8950838
110892186	DATE:	08-04-11
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:20 PM 08/04/2011 FILED 04:20 PM 08/04/2011
SRV 110892186 – 5020697 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Cyrus One Foreign Holdings LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Rd, Suite 400 in the City of Wilmington. Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                             .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 4th day of August, 2011.

By:
Authorized Person (s)

Name:	Thomas W. Bosse